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                                                                     EXHIBIT 3.3


                          CERTIFICATE OF CORRECTION OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                             REPUBLIC SERVICES, INC.

                  Republic Services, Inc, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

                  DOES HEREBY CERTIFY:

                  1. The name of the corporation is Republic Services, Inc.

                  2. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 1, 1998 which contains an inaccurate record of the corporate action taken therein, and said Amended and Restated Certificate of Incorporation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

                  3. The inaccuracy in said Amended and Restated Certificate of Incorporation is as follows:

                  Paragraph (b) of Section 1 of Article IV of the Amended and Restated Certificate of Incorporation incorrectly sets forth the conversion of unclassified common stock of the corporation.

                  4. Paragraph (b) of Section 1 of Article IV of the Amended and Restated Certificate of Incorporation is corrected to read as follows:

                  "Immediately upon the effectiveness of this Certificate, shares of unclassified common stock of the Corporation, par value $.01 per share, that are issued and outstanding immedi-ately prior to such effectiveness, shall automatically be collectively changed into and reclassified into a total of 95,688,083 shares of Class B Common Stock."

                  Republic Services, Inc. has caused this Certificate of Correction to be signed by its authorized officer this 26th day of April, 1999.



                               By: /s/ David A. Barclay
                                  --------------------------------------
                               Name: David A. Barclay
                               Title: Senior Vice President and General Counsel